Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 17, 2015, in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-206654) and related Prospectus of Strongbridge Biopharma plc (formerly Cortendo plc) for the registration of its ordinary shares.

/s/ Ernst & Young AB

Gothenburg, Sweden

September 29, 2015